Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186039

PROSPECTUS

17,793,802 Shares of Common Stock

We are registering 17,793,802 of common stock for resale by the selling security holders (the “Selling Stockholders”) listed in this Prospectus (the “Offering”), consisting of 8,896,901 shares of common stock previously issued to the Selling Stockholders, plus an additional 8,896,901 shares of commons stock issuable upon the exercise of warrants (the “Warrants”) issued to the Selling Stockholders. The Selling Stockholders may resell their shares from time to time in public or privately negotiated transactions or by other means described in this Prospectus in the section titled “Plan of Distribution.” The prices at which the Selling Stockholders may sell their shares will be determined by prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders. We may receive proceeds on the exercise of the Warrants. However, the Selling Stockholders listed in this Prospectus are not required to exercise the Warrants and there is no assurance that they will exercise the Warrants. If all of the Warrants held by the Selling Stockholders are exercised for cash, we will receive total gross proceeds of $8,452,055.95.

We are bearing the costs, expenses and fees associated with the registration of the shares to be sold by the Selling Stockholders in this Prospectus. The Selling Stockholders named in this Prospectus will bear the costs of all commissions or discounts, if any, attributable to the sale of their shares.

Before investing in any of the securities being offered hereunder, you should carefully read this Prospectus and any prospectus supplement relating thereto, as well as the documents incorporated or deemed to be incorporated by reference in this Prospectus.

Our common stock trades on the OTC Bulletin Board under the symbol “IRLD." The last reported sale price of our common stock on the OTC Bulletin Board at the close of business on March 4, 2013 was $0.47 per share.

An investment in our securities involves a high degree of risk. You should carefully read and consider the section of this Prospectus titled “Risk Factors” on page 3 of this Prospectus, and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in to this Prospectus before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is Dated March 8, 2013

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IRELAND INC.
PROSPECTUS

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This Prospectus relates to the resale by the Selling Stockholders listed in this Prospectus of up to 17,793,802 shares of our common stock. We will not receive any proceeds from the resale of any of the shares by the Selling Stockholders. We may, however, receive proceeds from the exercise of certain share purchase warrants held by the Selling Stockholders. We have agreed to pay for the expenses related to the registration of the shares being offered by the Selling Stockholders.

You should carefully read both this Prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with the additional information described below under the caption “Where You Can Find More Information.”

This Prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this Prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this Prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Ireland” refers to Ireland Inc. All dollar amounts in this Prospectus are in U.S. dollars unless otherwise stated. You should read the entire Prospectus before making an investment decision to purchase our securities.

SUMMARY

The following summary may not contain all the information that may be important to you. This Prospectus incorporates important business and financial information about us that is not included in, or delivered with this Prospectus. Before making an investment, you should read the entire Prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our Annual Report on Form 10-K, which we filed with the SEC on March 30, 2012. This information is incorporated by reference into this Prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

About Ireland Inc.

We were incorporated on February 20, 2001 under the laws of the State of Nevada. We are a minerals exploration company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In February 2008, we acquired our lead project, a prospective gold, silver and calcium carbonate property located in Esmeralda County, Nevada, that we call the “Columbus Project.” The Columbus Project consists of 25,498 acres of placer mineral claims, including a 380 acre Permitted Mine Area (58 acre mill site and mill facility and a 320 acre mine site). Our current permits allow us to mine up to 792,000 tons per year to 40 feet in depth for the purpose of extracting precious metals and calcium carbonate from the Permitted Mine Area. We also have a mineral lease covering, and the option to acquire, an additional 23,440 acres of placer mineral claims adjoining the current project area (the “DDB Claims”). In November 2012, we forwarded notice that we were exercising our option for the DDB Claims and forwarded payment for the remaining option price outstanding. Our current exploration efforts are focused on the North and South Sand Zones of the Columbus Project.

In addition to the Columbus Project, we own the right to acquire a prospective gold, silver and tungsten property located in San Bernardino County, California, that we call the “Red Mountain Project.” Our exploration program for the Red Mountain Project is not currently active.

146,059,542 shares of our common stock are issued and outstanding as of the date of this Prospectus, not including any shares that are issuable on exercise of the Warrants by the Selling Stockholders. Our common stock currently trades on the OTC Bulletin Board under the symbol “IRLD.”

Our principal executive office is located at 2441 West Horizon Ridge Parkway, Suite 100, Henderson, Nevada, 89052. Our telephone number is (702) 932-0353.

November 2012 Private Placement

On November 30, 2012 (the “Closing Date”), we entered into a Securities Purchase Agreement with certain accredited investors to sell and issue an aggregate of 8,896,901 shares of our common stock and warrants (the “Warrants”) to purchase up to 8,896,901 additional shares of our common stock (the “Warrant Shares”) in a private placement transaction (the “Private Placement”) pursuant to the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder. Craig-Hallum Capital Group LLC acted as exclusive placement agent for the Private Placement and received a cash fee plus expenses of $335,000. We received net proceeds from the Private Placement of $5,411,491.

The Warrants have an initial exercise price of $0.95 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations and other similar transactions, and are exercisable for a period of 4 years from the Closing Date (the “Exercise Price”). In addition, if, six (6) months after the Closing Date, there is no effective registration statement registering the resale of the Warrant Shares, the Warrants may be exercised by way of a cashless exercise provision. If the cashless exercise rights are triggered and utilized, a holder of Warrants will be entitled to receive that number of Warrant Shares that is equal to [(A-B) × (X)] ÷ A, where A = the VWAP of our common stock for the 2 consecutive trading days immediately preceding the exercise date, B = the Exercise Price, and X = the number of Warrant Shares that would have been issuable had the Warrant been exercised for cash.

In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Agreement”), pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) for the resale of the shares issued in the Private Placement and the Warrant Shares issuable on exercise of the Warrants. The Company has agreed to have such Registration Statement declared effective within 90 calendar days after the Closing Date or within 130 calendar days after the Closing Date in the event of a full review by the SEC. If the Registration Statement is not effective six months after the Closing Date, the Warrants may be exercised by means of a cashless exercise. If the Company fails to file or maintain the effectiveness of the Registration Statement, the Registration Agreement also provides for partial liquidated damages of 1% of the subscription proceeds on the date of such failure, and each month thereafter, up to a maximum of 6% of the subscription proceeds. However, if the Shares and Warrant Shares are eligible for resale under Rule 144 (or, in the case of the Warrant Shares issued for cash, would have been eligible for resale had they been issued by way of cashless exercise), no liquidated damages are payable.

The foregoing description of the Private Placement and related documents and transactions does not purport to be complete, and is qualified in its entirety by reference to the complete text of the form of Purchase Agreement, Warrants and Registration Agreement attached as exhibits to our report on Form 8-K, filed with the SEC on December 6, 2012, which is incorporated by reference in this Prospectus. See the section of this Prospectus titled “Incorporation of Certain Information by Reference.”

The Offering

The selling security holders (the “Selling Stockholders”) listed in this Prospectus may, from time to time, offer and sell up to 17,793,802 shares of our common stock. The shares being offered by the Selling Stockholders consist of:

(a)	8,896,901 shares of common stock issued to the Selling Stockholders in the Private Placement; and

(b)	8,896,901 Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants issued in connection with the Private Placement.

We are filing the registration statement of which this Prospectus forms a part pursuant to the provisions of the Registration Agreement that we entered into in connection with the Private Placement.

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. We may receive proceeds in connection with the exercise of the Warrants. If all of the Warrants held by the Selling Stockholders are exercised for cash, we will receive gross proceeds of $8,452,055.95. There is no assurance that any of the Warrants will ever be exercised, for cash or otherwise. See the section titled “Use of Proceeds” for additional information.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our common stock. Before making a decision to invest in our securities, you should carefully consider the following risk factors, as well as the risks described under “Risk Factors” in any applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates to our risk factors described in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this Prospectus or any applicable prospectus supplement.

If any of these risks occur, our business, operating results and financial condition could be seriously harmed, which could in turn adversely affect your investment. The market price of our securities could decline due to any of these risks, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, could also affect our business or your investment in our securities.

We will require additional financing to complete our exploration programs for our mineral projects.

We expect to spend approximately $7,106,000 during the twelve months ending September 30, 2013 on the exploration of our Columbus and Red Mountain Projects and the general costs of operating and maintaining our business and mineral properties. We do not currently have sufficient financial resources to pay for our anticipated expenditures for that period. We anticipate that our existing financial resources are sufficient only to pay for the anticipated costs of our exploration programs until September 30, 2013. We will require additional financing to complete our exploration plans. In addition, actual costs of completing our exploration plans could be greater than anticipated and we may need additional financing sooner than anticipated. If we are unable to obtain sufficient financing to complete our exploration plans, we will scale back our plans depending upon our existing financial resources.

Our ability to obtain future financing will be subject to a number of factors, including the variability of market prices for gold and silver, investor interest in our mineral projects, and the performance of equity markets in general. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If we are not able to obtain financing when needed or in an amount sufficient to enable us to complete our programs, we may be required to scale back our exploration programs.

If we complete additional financings through the sale of our common stock, our existing stockholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. The only other anticipated alternative for the financing of further exploration would be the offering by us of an interest in our mineral properties to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated. In addition, if our management decides to exercise the right to acquire a 100% interest in the Red Mountain Project, we will be required to issue significantly more shares of our common stock. Issuing shares of our common stock, for financing purposes or otherwise, will dilute the interests of our existing stockholders.

In order to maintain the rights to our mineral properties, we will be required to make annual filings with federal and state regulatory agencies and/or be required to complete assessment work or pay fees in respect of those properties.

In order to maintain the rights to our mineral projects, we will be required to make annual filings and pay fees with federal and state regulatory authorities. On June 16, 2011, the Governor of Nevada approved Senate Bill 493 (SB 493), which repealed a one-time tiered fee hike on mining claims in Nevada. SB 493 also eliminated a number of tax deductions that had previously been available for companies with mining operations in Nevada. We are currently an exploration stage company and do not have significant mineral extraction activities or any revenues from mining operations and do not expect the elimination of these tax deductions to have a significant impact on our current exploration activities or financial prospects. However, if we do, in the future engage in significant mineral extraction operations, of which there is no assurance, the elimination of these tax deductions could affect our future financial results.

There has been an increase in the 2012 claim maintenance fees related to association placer claims. Previously, we paid $140 per year per placer claim. Claims can be up to 160 acres each. The new regulations require placer claimants to pay a fee of $140 for each twenty acres of a placer claim. The fee for a 160 acre placer claim rose from $140 to $1,120 per claim and our current obligation for all claimed property increased from $102,402 to $446,259.

In addition to claim maintenance fees, we may be required by federal and/or state legislation or regulations to complete minimum annual amounts of mineral exploration work on our mineral properties. A failure by us to meet the annual maintenance requirements under federal and state laws could cause our mineral rights to lapse.

Because we are an exploration stage company, we face a high risk of business failure.

To date, our primary business activities have involved the acquisition of mineral claims and the exploration of these claims. We have not earned any revenues as of the date of this report. Potential investors should be aware of the difficulties normally encountered by exploration stage companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because we anticipate that our operating expenses will increase prior to earning revenues, we may never achieve profitability.

Prior to exiting the exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to ever generate any operating revenues or achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found.

We have not yet established proved or probable reserves on the Columbus Project or on our other mineral properties. The search for valuable minerals as a business is extremely risky. Although we have been encouraged by the results of the exploration work conducted by us to date, further exploration work is required before proven or probable reserves can be established, and there are no assurances that we will be able to establish any proven or probable reserves. Exploration for minerals is a speculative venture, necessarily involving substantial risk. The expenditures to be made by us may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. We intend to report the results of our exploration activities promptly after those results have been received and analysed. However, there is no assurance that the test results reported by us will be indicative of extraction rates throughout our mineral properties.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages if and when conducting mineral exploration activities.

The search for valuable minerals involves numerous hazards. As a result, when conducting exploration activities we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Even if we establish proven or probable reserves on our mineral claims, we may not be able to successfully reach commercial production.

We anticipate using a low cost, high volume surface dredge operation to mine the Columbus Project. Our pre-feasibility program for the Columbus Project is designed to test and optimize our planned mining process for the Columbus Project. There is no assurance that this pre-feasibility program will result in a decision to enter into commercial production.

In addition, expanding our production facilities to accommodate commercial operations is expected to require substantially more financial resources than what we currently have available to us. There is a risk that we will not be able to obtain such financing if and when needed.

Although we have installed the leach circuit of the onsite pilot production module for the Columbus Project, there is no assurance that this project is commercially feasible.

We have begun testing and optimizing the onsite pilot production module at the Columbus Project. This pilot production module is part of our pre-feasibility study for the Columbus Project and is designed to evaluate the commercial viability of the Columbus Project. There is no assurance that the results of our pre-feasibility program will result in a decision to enter into commercial production.

Even if we can successfully reach commercial production, any change to mining laws or regulations or levy of additional taxes in the future may make our planned production process nonviable economically.

Several bills have been introduced by the US federal government that would levy resource taxes on mineral exploration companies. Any levy of additional taxes would have an adverse effect on our business. In addition, laws and regulations governing the exploration of mineral properties and the mining process are subject to change. Changes to mining laws and regulations that would have the effect of increasing the cost of mineral exploration and mining activities would adversely impact our business.

We are subject to compliance with government regulations. The costs of complying with these regulations may change without notice, and may increase the anticipated cost of our exploration programs.

There are several government regulations that materially restrict the exploration of minerals. We will be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

In addition, if our applications for permits from the relevant regulatory bodies are denied, we may not be able to proceed with our exploration programs.

If we decide to pursue commercial production, we may be subject to an environmental review process that may delay or prohibit commercial production.

Our planned method for mining the Columbus Project is not expected to generate any significant long term environmental impact. However, we have not yet had a comprehensive environmental review conducted on our planned mining operations for the Columbus Project.

Compliance with an environmental review process may be costly and may delay commercial production. Furthermore, there is the possibility that we would not be able to proceed with commercial production upon completion of the environmental review process if government authorities do not approve our mine or if the costs of compliance with government regulation adversely affected the commercial viability of the proposed mine.

The market for our common stock is limited and investors may have difficulty selling their stock.

Our shares are currently traded on the over the counter market, with quotations entered for our common stock on the OTC Bulletin Board under the symbol “IRLD.” However, the volume of trading in our common stock is currently limited. As a result, holders of our common stock may have difficulty selling their shares.

Because our common stock is a penny stock, stockholders may be further limited in their ability to sell their shares.

Our shares constitute a penny stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are expected to remain classified as a penny stock for the foreseeable future. Classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-2 through 15g-9 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

No assurance that forward looking assessments will be realized.

Our ability to accomplish our objectives and whether or not we are financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management’s control. The assumptions and hypotheses used in preparing any forward-looking assessments contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level.

If we are, or were, a U.S. real property holding corporation, non-U.S. holders of our common stock or other security convertible into our common stock could be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of such security.

If we are or ever have been a U.S. real property holding corporation (a “USRPHC”) under the Foreign Investment Real Property Tax Act of 1980, as amended (“FIRPTA”) and applicable United States Treasury regulations (collectively, the “FIRPTA Rules”), unless an exception applies, certain non-U.S. investors in our common stock (or options or warrants for our common stock) would be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of shares of our common stock (or such options or warrants), and such non-U.S. investor would be required to file a United States federal income tax return. In addition, the purchaser of such common stock, option or warrant would be required to withhold from the purchase price an amount equal to 10% of the purchase price and remit such amount to the U.S. Internal Revenue Service.

We have not conducted a formal analysis of whether we are or have ever been a USRPHC. However, we believe that we may be a USRPHC. In general, under the FIRPTA Rules, a company is a USRPHC if its interests in U.S. real property comprise at least 50% of the fair market value of its assets. If we are or were a USRPHC, so long as our common stock is “regularly traded on an established securities market” (as defined under the FIRPTA Rules), a non-U.S. holder who, actually or constructively, holds or held no more than 5% of our common stock is not subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of our common stock under FIRPTA. In addition, other interests in equity of a USRPHC may qualify for this exception if, on the date such interest was acquired, such interests had a fair market value no greater than the fair market value on that date of 5% of our common stock. Any of our common stockholders (or owners of options or warrants for our common stock) that are non-U.S. persons should consult their tax advisors to determine the consequences of investing in our common stock (or options or warrants).

As a result of the public’s lack of familiarity with the assaying methods used by us to analyze samples taken from the sand and clay zones of the Columbus Project, we may occasionally encounter resistance to the reliability of our grade estimates for the Columbus Project. Although we use proven assaying methods, only report extracted and weighed gold and silver and have instituted rigorous testing to ensure the reliability of our exploration results, we may face resistance in the future, which could negatively impact our business, our ability to obtain future financing, and our stock price.

Contrary to popular belief, pyrometallurgical and hydrometallurgical tests on a rock sample do not determine the amount of gold or silver present in a sample. Instead, these tests report the amount of gold or silver that is extracted from the sample by the analytical method used. We have engaged in extensive research and testing to determine the best pyrometallurgical and hydrometallurgical methods for extracting gold and silver from the sands and clays present at the Columbus Project. Our research has indicated that caustic fusion (head ore, concentrates) and thiosulphate or cyanide leaching (concentrates) are the best pyrometallurgical and hydrometallurgical methods for extracting gold and silver from the Columbus Project. The pyrometallurgical and hydrometallurgical methods that were chosen by us result in the actual physical extraction of gold and silver from the tested samples.

Caustic fusion is a standard pyrometallurgical method that uses fluxes melted at low temperature to dissolve the sample rock and liberate the contained minerals or metals for subsequent extraction and analysis. Caustic fusion was developed in South Africa over 100 years ago and was first used to liberate diamonds from their refractory kimberlites. It has since been used to quantify other minerals/metals in rocks by analyzing the fused product. Caustic fusion has proven to be a very effective method for extracting gold and silver from the refractory minerals (organics, silicates) in the sand and clay at Columbus, and has been confirmed by extracting comparable precious metal values from bulk leach tests (+/- 1 ton samples).

Fire assaying is the most common pyrometallurgical method used for extracting gold and silver from rock. Fire assaying relies on the use of standardized chemical fluxes to reduce the melting point of the minerals entombing the gold and silver so that they can be liberated and then collected in a lead “button” and examined. Although this process works well for extracting gold entombed in sulfides (e.g. pyrite) and silica, such as that found in Carlin-type gold deposits, the chemical fluxes used in fire assaying methods are ineffective at liberating the gold and silver from refractory minerals (organics and silicates (Fe-Mg-Al-Si-Ox)) as are found at the Columbus Project. As a result, in our tests, fire assaying has shown to be ineffective at extracting commercial values of gold and silver from the sand and clay from the Columbus Project. Similarly, aqua regia digestion has also proven to be ineffective at extracting gold and silver from the sands and clays at Columbus.

To ensure the reliability of our results, we have instituted rigorous QA/QC protocols, including blind random sampling, and the inclusion of blanks, standards and duplicates. To further ensure reliability, we measure only the actual amount of gold and silver physically extracted from our test samples when reporting assay results. We also have extracted gold and silver from large samples (+/- 200-3000 lbs.) by thiosulphate leaching, with the extraction results being comparable to caustic fusion assay results on the same samples, thereby confirming the reliability of the caustic fusion process, However, because caustic fusion is not commonly used and understood for gold and silver assaying, and because gold and silver in the sands and clays at Columbus cannot be confirmed by metal-in-hand extraction using fire assay or aqua regia digestion, we may encounter some resistance to our analytical methods and assay results, which could negatively impact our business, our ability to obtain additional financing, and our stock price.

We have not held an annual meeting for the election of directors since our incorporation.

Pursuant to the provisions of the Nevada Revised Statutes (the “NRS”), directors are to be elected at the annual meeting of the stockholders. Pursuant to the NRS and our bylaws, our board of directors is granted the authority to fix the date, time and place for annual stockholder meetings. We expect to hold an annual stockholder meeting in 2013, however no date, time and place has yet been fixed by our board for the holding of an annual stockholder meeting. Pursuant to the NRS and our bylaws, each of our directors holds office after the expiration of his term until a successor is elected and qualified, or until the director resigns or is removed. Under the provisions of the NRS, if an election of our directors has not been made by our stockholders within 18 months of the last such election, then an application may be made to the Nevada district court by stockholders holding a minimum of 15% of our outstanding stockholder voting power for an order for the election of directors in the manner provided in the NRS.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET-FORTH AND NOT SET-FORTH HEREIN, AN INVESTMENT IN OUR SECURITIES INVOLVES A CERTAIN DEGREE OF RISK. ANY PERSON CONSIDERING TO INVEST IN OUR SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET-FORTH IN THIS REPORT AND IN THE OTHER REPORTS AND DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE SEC AND SHOULD CONSULT WITH HIS/HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN OUR SECURITIES. AN INVESTMENT IN OUR SECURITIES SHOULD ONLY BE ACQUIRED BY PERSONS WHO CAN AFFORD TO LOSE THEIR TOTAL INVESTMENT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; changes in project parameters as plans continue to be refined; changes in labor costs or other costs of production; future mineral prices; equipment or processes to operate as anticipated; accidents, labor disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavourable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section titled "Risk Factors" in this Prospectus.

Forward looking statements are based on a number of material factors and assumptions, including the results of exploration and drilling activities, the availability and final receipt of required approvals, licenses and permits, that sufficient working capital is available to complete proposed exploration and drilling activities, that contracted parties provide goods and/or services on the agreed time frames, the equipment necessary for exploration is available as scheduled and does not incur unforeseen break downs, that no labor shortages or delays are incurred and that no unusual geological or technical problems occur. While we consider these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this Prospectus.

We intend to discuss in our Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this Prospectus. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock sold by the Selling Stockholders. However, we will receive proceeds in connection with any exercise of the Warrants by the Selling Stockholders for cash. If all of the Warrants held by the Selling Stockholders are exercised for cash, we anticipate that we will receive gross proceeds of $8,452,055.95. However, there is no assurance that any of the Warrants will ever be exercised. We intend to use any proceeds from the exercise of the Warrants to fund our exploration, technical and feasibility programs for the Columbus Project, and for working capital and general corporate purposes.

The Warrants are not being offered by the Selling Stockholders under this Prospectus; however, the shares of our common stock underlying these securities are being offering under this Prospectus by the Selling Stockholders.

SELLING STOCKHOLDERS

To our knowledge, the following information sets forth, in respect of each of the Selling Stockholders:

1.	the number of shares beneficially owned by each prior to the Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The Selling Stockholders listed below are not making any representation that any of the shares covered by this Prospectus will be offered for sale by them, and the Selling Stockholders may reject, in whole or in part, any proposed sale of the shares covered by this Prospectus.

The information provided below assumes that the Selling Stockholders do not sell any of our securities other than the securities specifically offered in this Prospectus under the Offering, and assumes that all of the securities offered by the Selling Stockholders in this Prospectus are sold.

Except as specifically disclosed below, none of the Selling Stockholders:

(i)	is, to our knowledge, a broker-dealer or an affiliate of a broker-dealer;

(ii)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(iii)	has ever been one of our officers or directors.

Name Of Selling Security Holder	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Simon Auerbacher	507,692	*	307,692	200,000	*
Robert J. Brous	806,500	*	300,000	506,500	*
Chestnut Ridge Partners, LP(3)	615,384	*	615,384	0	*
Collace Services Limited(4)	307,692	*	307,692	0	*
Sanjan Dhody(5)	390,209	*	153,846	236,363	*
Michael M. Goldberg	3,676,924	2.37%	3,076,924	600,000	*
Robert Goldberg(6)	76,922	*	76,922	0	*
Stephen Goldman	86,922	*	76,922	10,000	*
David R Greenblatt MD	200,000	*	200,000	0	*
Alan Greif	276,924	*	76,924	200,000	*
Greif Family Limited Partnership LP(7)	4,276,924	2.76%	3,076,924	1,200,000	*
Trust under the Will of Irene Horn(8)	2,365,384	1.53%	615,384	1,750,000	1.13%
Larry Horn	2,238,460	1.44%	1,538,460	700,000	*
Iroquois Master Fund Ltd.(9)	307,692	*	307,692	0	*
Jalu Capital Partners LP(10)	200,000	*	200,000	0	*
Michael Jemal	123,076	*	123,076	0	*
Steve Klein	1,016,768	*	430,768	586,000	*
William Kohane	2,337,968	1.51%	1,692,306	645,662	*
Jonathan Kolatch	153,846	*	153,846	0	*
John Carter Lipman(11)	150,000	*	150,000	0	*
MAZ Partners L.P.(12)	481,200	*	480,000	1,200	*
Merkin Venture Management LLC(13)	76,922	*	76,922	0	*
Bernard Mermelstein	630,768	*	230,768	400,000	*
David Miller	240,000	*	200,000	40,000	*
Next View Capital, LP(14)	769,200	*	769,200	0	*
Peter K. Nitz	196,922	*	76,922	120,000	*
Gilad Ottensoser(15)	230,768	*	230,768	0	*
Drew E.Parker	90,000	*	90,000	0	*
James R. Poage	750,300	*	300,000	450,300	*
Pongrass Equities PTY LTD as Trustee for Pongrass Family Trust(16)	742,884	*	615,384	127,500	*
Dov Schwartz	76,922	*	76,922	0	*
Lori H. Shapero(17)	230,768	*	230,768	0	*
Ricky D. Solomon	307,694	*	307,694	0	*
Sanjay Tolia(18)	150,000	*	150,000	0	*
Vinay Tolia(19)	150,000	*	150,000	0	*
Harvey Wallack/Lynn Wallack	307,692	*	307,692	0	*
Melvin Williams(20)	100,000	*	20,000	80,000	*
	25,647,327	16.58%	17,793,802	7,853,525	5.08%

Notes:

*	Represents less than 1%.
(1)

The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options or warrants. The number of shares beneficially owned also assumes that each selling security holder (1) sells all of the securities being offered by them in this prospectus; (2) does not dispose of any security of the Company other than the securities being offered in this prospectus; and (3) does not require any additional securities of the Company.

(2)	The percentages of beneficial ownership are based on 154,956,443 shares, which assumes the exercise of the Warrants.
(3)	Kenneth Pasternak has investment and voting power over these securities.

(4)	Richard John Guillaume, John Le Masurier Germain, Christopher Robert Paul Lees, Darrent Graham Toudic and Carole Elizabeth Temple have investment and voting power over these securities.
(5)

Mr. Dhody has indicated that he is an affiliate of a broker-dealer. Mr. Dhody has certified to us that he acquired the securities being offered by him in the ordinary course of business, and, at the time he acquired these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities being offered by him.

(6)	Mr. Goldberg has indicated that Rene Goldberg has investment and voting power over these securities.
(7)	Kenneth Greif has investment and voting power over these securities.
(8)	Steve Klein has investment and voting power over these securities.
(9)	Joshua Silverman and Richard Abbe have investment and voting power of these securities.
(10)	Mark Fain has investment and voting power over these securities.
(11)

Mr. Lipman is an affiliate of Craig-Hallum Capital Group LLC. Craig-Hallum acted as exclusive placement agent for the Private Placement. Mr. Lipman has certified to us that he acquired the securities being offered by him in the ordinary course of business, and, at the time he acquired these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities being offered by him.

(12)	Walter Schenker has investment and voting power over these securities.
(13)	Solomon Merkin and Andrew Mendes have investment and voting power over these securities.
(14)	Stewart R. Flink has investment and voting power over these securities.
(15)

Mr. Ottensoser has indicated that he is an affiliate of a broker-dealer. Mr. Ottensoser has certified to us that he acquired the securities being offered by him in the ordinary course of business, and, at the time he acquired these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities being offered by him.

(16)	Steven Pongrass has investment and voting power over these securities.
(17)

Ms. Shapero has indicated that she is an affiliate of a broker-dealer. Ms. Shapero has certified to us that she acquired the securities being offered by her in the ordinary course of business, and, at the time she acquired these securities, she had no agreements or understandings, directly or indirectly, with any person to distribute the securities being offered by her.

(18)

Mr. Tolia has indicated that he is an affiliate of a broker-dealer. Mr. Tolia has certified to us that he acquired the securities being offered by him in the ordinary course of business, and, at the time he acquired these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities being offered by him.

(19)

Mr. Tolia has indicated that he is an affiliate of a broker-dealer. Mr. Tolia has certified to us that he acquired the securities being offered by him in the ordinary course of business, and, at the time he acquired these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities being offered by him.

(20)	Mr. Williams is a partner with the accounting firm of Cupit, Milligan, Ogden and Williams. Cupit Milligan provides accounting services to the Company.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
  in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect; (ii) all of the securities have been sold pursuant to this Prospectus or Rule 144 under the securities Act or any other rule of similar effect; or (iii) three (3) years after the expiration date of the Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Northwest Law Group has assisted us in the preparation of this Prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. Attorneys who are members of or employed by Northwest Law Group who have provided advice with respect to this matter may own shares and warrants to purchase shares of our common stock. As a group, these persons own less than 1% of our outstanding common stock.

Brown Armstrong Accountancy Corporation (“Brown”), our independent accountant, has audited our financial statements included in this Prospectus and registration statement to the extent and for the periods set forth in their audit report. Brown has presented their report with respect to our audited financial statements. The report of Brown is included in reliance upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this Prospectus. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this Prospectus and the termination of the Offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 30, 2012, as amended and filed with the SEC on January 11, 2013 and February 19, 2013;

2.

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 15, 2012, for the for the quarter ended June 30, 2012, filed with the SEC on August 14, 2012, and for the quarter ended September 30, 2012, filed with the SEC on November 14, 2012;

3.	Our Current Reports on Form 8-K filed with the SEC on April 26, 2012, November 29, 2012 and December 6, 2012; and

4.

The description of our common stock in our registration statement on Form 8-A filed with the SEC on October 10, 2002, including any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this Prospectus is a part and before the effectiveness of the registration statement; and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this Prospectus have been sold or that deregisters the securities covered by this Prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Prospectus but not delivered with the Prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

IRELAND INC.
2441 West Horizon Ridge Parkway, Suite 100
Henderson, Nevada 89052
(702) 932-0353
Attention: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock offered through this Prospectus. This Prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Ireland. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Ireland, and the statements we have made in this Prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on our website. Our website is located at http://www.irelandminerals.com.

DATED MARCH 8, 2013
PROSPECTUS 17,793,802 Shares of Common Stock